Form C

Cover Page

Name of issuer:

Space Goat Productions, LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: WA

Date of organization: 9/30/2009

Physical address of issuer:

1007 N. Forest St, Ste A
Bellingham WA 98225

Website of issuer:

http://spacegoatproductions.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- ☐ Common Stock
- ☐ Preferred Stock
- ☐ Debt
- ☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

250,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $250,000; interests will be sold in increments of $1; each investment is convertible to one unit as described under Item 13.

Target offering amount:

$250,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

10/22/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$368,822.00	$562,129.00
Cash & Cash Equivalents:	$11,681.00	$293,151.00
Accounts Receivable:	$88,212.00	$60,091.00
Short-term Debt:	$85,229.00	$31,963.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$648,223.00	$1,304,625.00
Cost of Goods Sold:	$332,033.00	$467,052.00
Taxes Paid:	$0.00	$0.00
Net Income:	($190,652.00)	$286,733.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Space Goat Productions, LLC

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Shon Bury	Publishing	Space Goat Productions, Inc	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Shon Bury	Secretary	2009
Shon Bury	President	2009

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Shon Bury	98.0 Class A Units	98.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Kickstarting board games and graphic novels will continue to be a major aspect of our business model to maximize RIO in the burgeoning direct to consumer world. However, Kickstarter is growing increasingly saturated by first-time game makers. This could potentially limit the success of our future campaigns

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Our new book distribution deal with Midpoint Book Trade is very new. We have not yet begun shipping books and maintaining inventory. Upfront printing and shipping costs for most of 2018 will make this new distribution channel more of an expense as we work to penetrate the book trade market with our graphic novels.

Our games rely on Chinese manufacturing and have many resin components. A potential trade war with China or significant increase in gas prices could harm the profit margins of our games or significantly slow down manufacturing.

Graphic novel and board game publishing is very competitive. Both industries have seen a dramatic increase in skus year over year. Although we do not expect a market correction in either of these industries, nor is there any indication that one may occur, there is the potentiality that either market may cool off.

Although our main focus in content creation will be direct to consumer through crowdfunding platforms, traditional brick-and-mortal distribution will be major revenue channels for us. As traditional retail disruptions continue, we feel it important to list that risk here.

Our future success depends on the efforts of a small management team, Shon Bury the Secretary and President. The loss of him may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

As we finish production of our games, we expect our expenses to increase substantially in the short term. We can't guarantee revenues earned from producing the games will cover potential expenses.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$250,000**

Use of Proceeds:

50% - Expedite manufacturing and shipping of the Evil Dead 2 and Terminator board games to Kickstarter backers and to retail.

20% - Securing and development costs of new board game and comic-book licensing.

10% - Maintain book inventory at distribution center for June 2018 - Feb 2019.

10% - Overhead and Payroll.

5% - Marketing.

5% - Wefunder fees.

If we raise: **$1,070,000**

Use of Proceeds:

20% - Overhead and Payroll (Payroll will increase as we staff up to support the workload).

15% - Working Capital.

15% - Expedite manufacturing, marketing, and shipping of the Evil Dead 2 and Terminator board games to Kickstarter backers and to retail.

15% - Expedite manufacturing, marketing, and shipping of The Howling board game after successful Kickstarter campaign.

15% - Securing and development costs of new board game and comic-book licensing.

5% - Development, promotion, manufacturing, and shipping of 2 company-owned board games.

5% - Wefunder fees.

5% - Publishing, promotion, and shipping of 2 new company-owned graphic novels.

5% - Marketing.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see
Appendix B, Investor Contracts

The main terms of the SAFEs are provided below.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **units** in the Company ("**Units**"), when and if the Company sponsors an equity offering that involves **Units**, on the standard terms offered to other Investors. The units offered will be Class C units

Conversion to Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Units**, **Investors will receive a number of Units** calculated using the method that results in the greater number of **Units**:

- (i) the total value of the Investor's investment, divided by the price of **Units** issued to new Investors

- (ii) if the valuation for the company is more than **$5 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

- (iii) for investors up to the first $100,000 of the securities, investors will receive a valuation cap of $3,000,000

Additional Terms of the Valuation Cap.

For purposes of option (ii) above, the Company's capitalization will be measured as all **units** outstanding at the time, not including any SAFEs or convertible notes, plus any **units** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive **Units** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors will have no voting rights. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Private Sales for Major Investors. **Investors who invest at least $25,000 and are "accredited investors" will receive the right to purchase a pro-rata share of privately placed securities occurring after an equity offering covered by the SAFEs.**

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Units at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Units** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Units**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or

- (ii) **units** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding **Units**, but excluding any **units** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.

If there is not enough cash available to pay other holders of Units and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Units** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **units**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Units**, the Company will pay first the other holders of existing **Units**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's management, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases. If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of this instrument may be amended, waived or modified as follows:

(i) if the Investor **__is not__** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor **is** a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor **is** or **is not** a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of Valuation Cap.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class A	98	98	Yes
Class B	0	0	No
Class C	2	2	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

Describe any other rights:

Class A Members shall have the right, at any time and from time to time, to admit one or more additional Class A Members upon such terms and conditions as the Class A Members shall determine by a written affirmative Unanimous vote of Class A Members, providing any such Person receiving Class A Interests shall make a Capital Contribution to the Company (in cash or other property) corresponding to the fair value of such Interest, as determined in the sole discretion of the Manager.

Class B Members shall have the right, at any time and from time to time, to admit one or more additional Class B Members and/or to sell or award additional Class B Interests (or rights to acquire additional Class B Interests) to Persons who are employed by or have otherwise benefited the Company, upon such terms and conditions as determined by a written affirmative Unanimous vote of Class A Members.

Class C Members shall have the right at any time and from time to time, to admit one or more additional Class C Members and/or to sell or award additional Class C Interests (or rights to acquire additional Class C Interests) provided that any such Person receiving Class C Interests shall make a Capital Contribution to the Company (in cash or other property) corresponding to the fair market value of such interest, upon such terms and conditions as determined by a written affirmative Unanimous vote of Class A Members.

Class D Members shall have the right at any time and from time to time, to admit one or more additional Class D Crowdfunding Members and/or to sell or award additional Class D Interests (or rights to acquire additional Class D Interests) provided that any such Person receiving Class D Interests shall make a Capital Contribution to the Company (in cash or other property) corresponding to the fair market value of such interest, upon such terms and conditions as determined by a written affirmative Unanimous vote of Class A Members.

The Wefunder offering is for Class C units.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the unitholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the unitholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The unitholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The unitholders have the right to redeem their securities at any time. **Unitholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **units**. As discussed in Question 13, when we engage in an offering of equity interests involving **Units**, Investors may receive a number of **Units** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Unit** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Units** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **management**. Among the factors we may consider in determining the price of **Units** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **units** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;

- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Fun Box through First Electronic Bank
Issue date	01/01/14
Amount	$40,000.00
Outstanding principal plus interest	$7,458.00 as of 04/20/18
Interest rate	49.654% per annum
Current with payments	Yes

For a company called fun box, which allows you to take advances for outstanding invoices. The debt matures on a rolling basis as the company takes advances and repays them.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
1/2016	Section 4(a)(2)	Class C	$10,000	General operations
1/2017	Section 4(a)(2)	Class C	$30,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Paul Hansen
Amount Invested	$10,000.00
Transaction type	Priced round
Issue date	01/01/15
Relationship	Co-worker of Founder

0.5 Class C units bought

Name	Paul Hansen
Amount Invested	$10,000.00
Transaction type	Priced round
Issue date	01/01/16
Relationship	Co-worker of Founder

0.5 Class C units bought

Name	Jason Sacks
Amount Invested	$30,000.00
Transaction type	Priced round
Issue date	01/01/17
Relationship	Former colleague of founder

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We design and publish tabletop board games, digital properties, and comic books, many of which are funded on Kickstarter before they go to retail. Between our Evil Dead 2 and Terminator board games, we've raised more than $1M, generating 1% of all funds earned in Kickstarter's tabletop game category. We have two more games that are ready to be manufactured and Kickstarted, plus an original, company-owned board game called Game Buds.

Graphic novel and tabletop game sales increase year after year through the traditional brick-and-mortar distribution system and are the #1 and #3 categories on Kickstarter respectively. We want to be leaders in these markets, but more importantly provide value to our investors and community of fans.

As wet's Make Cool Stuff Together!

Milestones

Space Goat Productions, LLC was incorporated in the State of Washington in June 2016.

Since then, we have:

- Raised $1M+ pre-retail dollars on Kickstarter from 8k+ backers with just two campaigns.

- Management team has 120+ years of board game, comic book, commercial art, TV/Film, and video game experience.

- Two more games are ready to Kickstart and are currently queued to be manufactured.

- The Tabletop Game category is the highest grossing category on Kickstarter, generating in excess of $100 million since 2012. Space Goat has generated 1% of that with just 2 campaigns.

- Existing licenses include Evil Dead 2, Terminator, and The Howling -- our "VHS Renaissance Games."

- Our first company-owned game, called Game Buds, is ready to be Kickstarted and is queued to be manufactured.

- Our social media presence reaches tens of thousands of gamers and pop-culture consumers.

- The company briefly considered incorporating as a C corporation, but decided to retain it's LLC status.

Historical Results of Operations

Our company was organized in June 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $648,223 compared to the year ended December 31, 2016, when the Company had revenues of $1,304,625. Our gross margin was 48.78% in fiscal year 2017, compared to 64.2% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $368,822, including $11,681 in cash. As of December 31, 2016, the Company had $562,129 in total assets, including $293,151 in cash.

- *Net Loss.* The Company has had net losses of $190,652 and net income of $286,733 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $85,229 for the fiscal year ended December 31, 2017 and $31,963 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $40,000 in debt.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise further capital in 3 months through a Kickstarter campaign. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Space Goat Productions, LLC cash in hand is $20,000, as of April 2018. Over the last three months, revenues have averaged $54,000/month, cost of goods sold has averaged $27,000/month, and operational expenses have averaged $42,000/month, for an average burn rate of $15,000 per month. If this offering is not successful, we will reduce expenses to extend our runway. If this offering isn't successful, we will look for further financing from angel investors. Our intent is to be profitable in 6 months after more game production.

The company has also taken on some debt previously but does not intend to raise another debt round in the foreseeable future.

Revenue is down year to date because the board games have not been produced, and we expected them to be in retail at the end of 2017. There will be a large increase in expenses once the campaign completes as we complete production of the evil dead board game, as well as art for the games, and shipping for the games. We do expect revenue to increase around September or October once we launch more kickstarter campaigns and once our book retail picks up.

If the campaign is successful, we hope to do another equity fundraise in Q4 of 2018. We also plan to do another kickstarter raise in the middle of the year to push retail productions forward.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://spacegoatproductions.com//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Early Bird SAFE (Simple Agreement for Future Equity)
SAFE (Simple Agreement for Future Equity)

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Shon Bury

Appendix E: Supporting Documents

SGP_Operating_Agreement_7-1-15.doc.pdf

*Wefunder Inc. runs wefunder.com and is the parent company of **Wefunder Advisors LLC** and Wefunder Portal LLC. Wefunder Advisors is an exempt reporting adviser that advises SPVs used in Reg D offerings. Wefunder Portal is a funding portal (CRD #283503) that operates sections of wefunder.com where some Reg Crowdfunding offerings are made. Wefunder, Inc. operates sections of wefunder.com where some Reg A offerings are made. Wefunder, Inc. is not regulated as either a broker-dealer or funding portal and is not a member of FINRA. By using wefunder.com, you accept our **Terms** & **Privacy Policy**. If investing, you accept our **Investor Agreement**. You may also view our **Privacy Notice**.*



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INVEST IN SPACE GOAT PRODUCTIONS, LLC

Nostalgic board games and graphic novels with a direct-to-consumer approach

$0
raised of $250K goal

$100 min INVEST
by Wefunder Portal LLC

Future Equity (SAFE)
$5M valuation cap

A SAFE gives you the right to future shares in Space Goat Productions, LLC. If you invest, you're betting the company will be worth more than $5M in the future.

INVEST $25K FOR PRO RATA RIGHTS.

EARLY BIRD BONUS: $3M Valuation Cap
Investors who fund up to the first $100K of this fundraise will invest in a SAFE with a $3M valuation cap.

INVESTOR PERKS

$250+ 25% discount off one (1) Space Goat Play game of your choice until SAFE is converted. Or 50% off four (4) Space Goat Publishing graphic novels of your choice until SAFE is converted.

$500+ Membership in our Beta Game Tester Group. You are able to game test our early beta games, receive a quarterly Game Dev newsletter, and have access to the private Space Goat Play behind-the-scenes Facebook group.

$1,000+ 50% discount off two (2) Space Goat Play games of your choice until SAFE is converted. Or 75% off eight (8) Space Goat Publishing graphic novels of your choice until SAFE is converted. RETAILERS ONLY. 70% discount off all Space Goat Play games, Space Goat Publishing books, and Nerd Boss apparel and merchandise. Free shipping within the United States. You will also receive a quarterly newsletter of upcoming projects and receive a copy of our Retailer Advisory Panel newsletter.

$5,000+ Copy of every new core game and graphic novel produced by Space Goat until SAFE is converted.

$20,000+ Game Night in Bellingham, WA, or TBD convention with the Space Goat Crew. Airfare and accommodations provided.

$30,000+ Featured Player. Have your likeness immortalized as a figure in one of our upcoming games. This figure will be a major figure in the game and will ship inside all retail games, world wide. You will also receive a larger-3D printed version of your figure for your board game den, AND have a speaking roll in an upcoming comic book of Space Goat's choice.

"We design and publish tabletop board games and graphic novels, many of which are funded on Kickstarter before they go to retail. Between our Evil Dead 2 and Terminator board games, we've raised more than $1M in pre-retail money, generating 1% of all funds earned in Kickstarter's tabletop game category. We have two more games that are ready to be manufactured and Kickstarted along with a number of graphic novels, including a new Evil Dead 2 graphic novel.



Shon Bury
FOUNDER/CEO, SPACE GOAT PRODUCTIONS, LLC

OUR AMBITION

Graphic novel and tabletop game sales increase year after year through the traditional brick-and-mortar distribution system and are the #1 and #3 categories on Kickstarter respectively. We want to be market leaders, but more importantly, we want to provide high value to our investors and community of fans.

Let's Make Cool Stuff Together!

KEY FACTS

- Raised $1M+ pre-retail dollars on Kickstarter from 8k+ backers with just two campaigns.
- Management team has 120+ years of board game, comic book, commercial art, TV/Film, and video game experience.
- Two more games are ready to Kickstart and are currently queued to be manufactured.
- The Tabletop Game category is the highest grossing category on Kickstarter, generating in excess of $100 million since 2012. Space Goat has generated 1% of that with just 2 campaigns.
- Existing licenses include Evil Dead 2, Terminator, and The Howling -- our "VHS Renaissance Games."
- Our first company-owned game, called Game Buds, is ready to be Kickstarted and is queued to be manufactured.
- Our social media presence reaches tens of thousands of gamers and pop-culture consumers.
- Signed a book distribution deal with Midpoint Trade Books and French foreign-language deals for our Evil Dead and with Wetta Publishing for our Howling graphic novels.

spacegoatproductions.com

ENTERTAINMENT TECH RETAIL

Why I Like Space Goat Productions, LLC

"Simply put, Space Goat makes comics better.



Mark Paniccia
MARVEL SENIOR EDITOR

THE BUZZ ABOUT SPACE GOAT PRODUCTIONS, LLC

Over the last two decades, the gaming industry has grown at a phenomenal rate and shows no signs of abating. We see that growth in the increase of indie game companies creating unique offerings and in the pervasiveness of desktop gaming, as fans of pop culture icons demand to be immersed in the worlds of their favorite characters. SG Play has been a leader at moving into that fertile world, offering deeply immersive gameplay in both board and video games into characters fans love. I was especially attracted into investing in SG Play due to their proven business acumen and deep knowledge of their industry. I believe SG Play is uniquely positioned to become a major player in this fast-growing market.



Jason Sacks
Investor and Advisor

I've known Shon Bury for fifteen years, ten of those when Space Goat was possibly an idea Mr. Bury was bumping around in his head. I worked with Shon when he was General Manager of a local furniture factory factory and I was able to witness his idea's, the depth of desire to succeed, and his reasoning behind his decisions. Shon has a passion for the comic and game industry that shadows his passion for furniture. Mr. Bury creates baskets which translates into multiple opportunities. He'll pursue the ones that revel profit and shelve the ones that don't. Then it's on to the next thing, as good marketing is staying active and trying new things.



Paul Hansen
Serial Investor and Advisor

Space Goat Signs Exclusive Distribution Deal with Midpoint Trade Books

Daily coverage of the pop culture products industry, including toys (action figures, models and statues), anime (anime, manga, and Japanese imports), games (collectible card and roleplaying games or ccgs and rpgs), comics (comics and
April 20, 2018 @ icv2.com

Space Goat Adds Director of Business Development

Daily coverage of the pop culture products industry, including toys (action figures, models and statues), anime (anime, manga, and Japanese imports), games (collectible card and roleplaying games or ccgs and rpgs), comics (comics and
April 20, 2018 @ icv2.com

Space Goat Assembles Retailer Advisory Group

Daily coverage of the pop culture products industry, including toys (action figures, models and statues), anime (anime, manga, and Japanese imports), games (collectible card and roleplaying games or ccgs and rpgs), comics (comics and
April 20, 2018 @ icv2.com

Space Goat Productions Has Announced a New Executive Team - Graphic Policy

Space Goat Productions has announced the promotions and additions of key personnel to their executive team. The changes are needed to handle the current growth of the company and expansion into markets beyond comic books and graphic
February 27, 2018 @ graphicpolicy.com

SPACE GOAT PRODUCTIONS - MAKE COMICS BETTER

Now what do you think is a cooler name out of Rocket Llama and Space Goat? Personally, I'd pick Space Goat. Want to know why? Well, if I don't pick this option, I'll most probably get my head kicked in. No. Not by the goat in question.
February 27, 2018 @ comicbookandmoviereviews.com

iVerse Founder Michael Murphey Joins Space Goat Productions to Oversee Their Board Game Division - Graphic Policy

Space Goat Productions has announced that Michael Murphey, CEO and founder of PlayGrim Games and iVerse Media, has joined the company as Lead Game Designer and Production Manager. Murphey is a well-respected industry veteran and
February 18, 2018 @ graphicpolicy.com

The 18 Games We Can't Wait to Play in 2018 - Part Three | Geek and Sundry

2017 is nearly over yet we're already we're looking forward to what comes next. While there's still plenty of fun to extract from the games we've loved this year, there's nothing wrong with indulging in a little bit of anticipatory hype.

December 28, 2017 @ geekandsundry.com

These Evil Dead 2 Comics Will Look Groovy on Your Bookshelf

Two decades before he would become a two-time Oscar-winner for The Shape of Water, Guillermo del Toro set out to make a movie about his favorite superhero: a big red demon with a big gun and a heart of gold.

October 24, 2017 @ mentalfloss.com

Dice Age: The unstoppable momentum of the board games industry

"With the noticeable rise in board game cafes, finding more and more titles in local pubs and libraries combined with ambassadors for titles across social media, it is not surprising that many of the mainstream retailers are reacting to the growing trend."

September 26, 2017 @ toynews-online.biz

Bellingham's Space Goat comic publisher branches into board games | HeraldNet.com

Bellingham's Space Goat Productions is publishing a board game based on the movie "Evil Dead 2." The comic publisher has branched out to making this and other board games. (Contributed photo) You must sign in or register to continue reading content.

July 7, 2017 @ heraldnet.com

The Terminator Will Be Back - As a Board Game

Over the past couple of months, we've brought you news about board games based on two of the greatest ever...

June 13, 2017 @ ew.com

Space Goat's Taylor Smith on balancing fan service with great mechanics for The Terminator board game | Mojo Nation

The Terminator: The Official Board Game landed on Kickstarter back in February, raising $220,456 from a goal of $120,000 thanks to 2,126 backers and much like the company's Evil Dead 2 title, this wasn't just a branded re-skin of a classic game.

May 25, 2017 @ mojo-nation.com

Space Goat Productions: What's in Your Backpack?

It's been a busy start to the year for Space Goat Productions. Not only have they been successful with their Terminator Board Game Kickstarter, they've also introduced a new line of "Backpack Edition" comics. At only 9″ x 6″ the graphic novel

April 25, 2017 @ womenwriteaboutcomics.com

Space Goat Productions Extends Evil Dead 2 Comic Book License

Feb. 17, 2017 /PRNewswire/ -- Space Goat Productions, in partnership with Studiocanal and Creative Licensing, has announced they are extending their license for the Evil Dead 2 comic books for another 3 years. An adult coloring book, art book,

April 13, 2017 @ prnewswire.com

The Terminator: The Official Board Game Kills it on Kickstarter - Dread Central

Shot on the site of actual Mayan settlements, Curse of the Mayans is an upcoming sci-fi thriller from VMI Worldwide that pits a group of researchers against an alien presence that has laid dormant in the ruins of an ancient civilization in Mexico.

February 20, 2017 @ dreadcentral.com

Space Goat Announces Backpack Editions - Graphic Policy

Publisher Space Goat Productions has announced a new line of Backpack Edition comic books. Perfect-bound, at 9″ x 6″, the graphic novels are small enough to fit in backpacks, messenger bags, and purses, while still being durable enough for travel.

January 31, 2017 @ graphicpolicy.com

Space Goat Productions Announces 'The Howling' Comic Series and Board Game - Bloody Disgusting

If you asked any horror fan to list off the top two werewolf movies of all time, they'd probably quickly answer back with An American Werewolf in London and The Howling - believe it or not, both movies were released in 1981!

December 14, 2016 @ bloody-disgusting.com

THE TERMINATOR: THE OFFICIAL BOARD GAME Announced by Space Goat Productions - Daily Dead

The T-800 is coming to family game night, as Space Goat Productions has officially announced The Terminator: The Official Board Game, which will launch its Kickstarter campaign in February. Press Release: (November 15th, 2016 - Bellingham, WA) -
November 15, 2016 @ dailydead.com

Groovy New EVIL DEAD 2 Board Game on Its Way | Nerdist

It's probably the best time ever to be a fan of Sam Raimi's Evil Dead franchise. After years and years of clamoring for an Evil Dead 4 on the big screen, fans got something even better last year when the Ash Vs. The Evil Dead television series debuted.
July 10, 2016 @ nerdist.com

Dave Olbrich Promoted To Publish New Comic Book Line From Space Goat - Bleeding Cool News And Rumors

Dave Olbrich has been around for some time. Working at Fantagraphcs, founding Malibu, and the Aircel and Eternity imprints that went along with it, publishing Image Comics for the first year founding Ultraverse, getting bought out by Marvel, a director
February 24, 2015 @ bleedingcool.com

Space Goat Productions launches its own print line

There's a fool born every minute, but a comics publisher every other minute. But this one is launching with a pretty sound roll-out. Shon C. Bury's Space Goat Productions is most known as a packaging and talent-management company, but in May they're
February 11, 2015 @ comicsbeat.com

Space Goat Presents

My pals over at Space Goat Productions have a new comic for your consideration … … check out Space Goat Presents! Space Goat specializes in providing talented artists, writers, and creators for comic book publishers, and Space Goat Presents is a
May 12, 2014 @ longboxgraveyard.com

Shon C. Bury: Space Goat Productions and the Future of Comics

In this first installment of a series featuring Space Goat Productions we sit down with long time writer and President of Space Goat, Shon C. Bury. In this interview we get an exciting look into what it takes to be a known talent within the industry.
May 19, 2009 @ comicsbulletin.com

We Bring Fan Favorites to Market Through Kickstarter

Two of the highest-grossing categories on Kickstarter are graphic novels and tabletop games. With just two campaigns, Evil Dead 2 and The Terminator, we've generated 1% of all funds raised in the tabletop game category. These funds have both helped us create and manufacture games as well as given us a built-in group of fans already excited about our next projects. We have 2 games ready for Kickstarter and subsequent production, plus the licensing rights to a dozen more graphic novels.


DEAD BY DAWN

In 2016, our Evil Dead 2 board game raised $700k+ in pre-retail money.


THE TERMINATOR
THE OFFICIAL BOARD GAME

In 2017, our Terminator board game raised $300k+ in pre-retail money.


KANDARIAN SPECIAL
$140
Retail Value $220
LIMITED TO 25!
You'll receive:
Everything included in the Hardcover Slipcase Set
An actual size Kandarian Dagger prop replica measuring 27" from Trick or Treat Studios
LIMITED EDITION!


THE HOWLING
COMING TO
KICKSTARTER

It's not just our Evil Dead 2 and Terminator board games -- our retro comics are also extremely popular. As a Top 20 comic book publisher with both company-owned and licensed books in our burgeoning backlist, we have the rights to a variety of fan-favorite content, including the Howling comic book series.


THE HOWLING
REVENGE OF THE WEREWOLF QUEEN
#1
NEILSON • JOHNSON • PARVANOV
Action/Adventure, Horror | TEEN+ | $3.99



Our Passions and Business Are Aligned

When we started out 12 years ago, we were offering production services to other creative publishers. In 2015, we pivoted to creating our own content and comic book publishing under Space Goat Publishing, then added tabletop games in 2016.

Now, we're creating our own content more than we're helping other publishers with production and creative services. This includes the production and manufacturing of our own intellectual property as well as licensed material. Our shift in focus has all allowed us to pursue our main passion, which is creating cool stuff for the most passionate of fans. Our hearts are worn on our sleeves, which is what distinguishes us. We're open about how passionate we are about this and pour everything into our games to make our community of fans as happy as we humanly can.



Of Fans, For Fans, By Fans

Dear Investors,

Thank you for considering an investment with Space Goat Productions. I knew when I founded this company that I wanted to do things completely outside the box. I'm unorthodox and hyper-ambitious by nature, and I've always wanted an unconventional, nimble company of go-getters as passionate about making cool stuff as I've always been. Long before our official pivot into comic book and graphic novel publishing in 2015, we've been identifying market needs and cool intellectual properties in both the comic book and board game worlds. We scored big in both markets with the Evil Dead 2 license, in large part thanks to the vibrant crowdfunding community on Kickstarter.

It's long been known that crowdfunding is a great way for some companies to raise capital for their projects. What our Evil Dead campaign showed us was that it could be a great way for us to fund large-scale, boutique projects that would otherwise never see the light of day. From the minute Space Goat's first campaign funded, we started looking at other ways to reach the next plateau and to keep us on a trajectory that would make us something truly unique in both the graphic novel and tabletop game markets. Bigger licenses and bigger games. More experienced management. Broader retail distribution. And, yes, equity crowdfunding.

Although it is often difficult for a small-business owner to express their vision and to reign in their passion during the hectic business day, it has always been a key component of that vision to bring people in and empower them to make cool stuff while also helping Space Goat grow. Getting buy-in on that kind of commitment day in and day out is a major challenge, but fostering that culture is what will take us to the next level and turn us into a market leader. That key component, thanks to equity crowdfunding, can now be extended to investors like you.

We have our work cut out for us. Although we have been a Top 20 comic book publisher since we launched in 2015, and we have had great initial success with our 2016 pivot into board games, we have also experienced a good deal of growing pains over the last three years. Our new graphic novel distribution deal has a lot of up-front printing and shipping expenses before we start seeing ROI. We are behind on manufacturing our first two big games, Evil Dead 2 and The Terminator. Our pivot into board games (and utilizing crowdfunding to get there) has taken the measure of our tiny staff -- plus, there are inherent risks that come with a heavy direct-to-consumer, very-public business approach. We are prepared to take on those risks and to continue working towards our vision every day. And with investors like you -- who love nerdy stuff as much as we do -- we can launch Space Goat to the next plateau.

Let's make cool stuff together.

Shon Bury

Our Progress So Far

If we hit our campaign minimum, 50% of our funds will be used to expedite manufacturing and shipping to our Kickstarter backers. If we hit our campaign maximum, 35% of our funds will go to overhead, payroll, and working capital.

May 2015

Space Goat Productions Expands into Publishing

We enter the space with company-owned and licensed comic books and graphic novels.

May 2015

MerchGoat.com is Launched

We debut an e-commerce site to sell our products, including our line of geek chic clothing and merchandise, Nerd Boss.

June 2016

We Join comiXology, Amazon's Digital Comic Book Distributor.

January 2017

We Launch our Digital-First Backpack Editions Imprint of Graphic Novels

We also sign Indie darling Ted Naifeh to create Heroines.

July 2017

Comic-Book Industry Advisory Panel Announced

July 2017



Howling Products are Developed

Publication of our Howling comic book and design of the Howling board game begins.

October 2017

Evil Dead 2 Art Book and Omnibus Kickstarter Campaign is 156% Funded.

November 2017

First Company-Owned Board Game Revealed

Our first company-owned board game, Game Buds, is publicly demoed.

February 2018

Comic Book Industry Veteran Keith Champaign Becomes Our Editor in Chief

February 2018

IVerse Founder and Veteran Game Designer Joins SGP

April 2018

Our Graphic Novels to be Translated into French and Italian by Wetta and Paninni.

Founder



Shon Bury

Founder/CEO

Veteran comic-book creator, Creator of the industry's premier talent management & production studio.

AND THE REST OF THE TEAM



Dave Olbrich

Senior Vice President

Comic book publishing, property development, Contract negotiation. On Call.



Jacob Bascle

Head of Design & Production

Handles lettering, design, and production for Space Goat. Contract.



Steve May

VP of Sales and Marketing

Former Director of Business Development at iVerse Media, helped shape the future of digital comics.



Keith Champagne

Editor-In-Chief

Comic book veteran creator/writer/inker/artist best known for his work at DC Comics.



Michael Murphey

Lead Game Designer

Founder of iVerse Media, Overseeing completion of Evil Dead 2 and Terminator board games. Contract.



Renee Relin

CFO

Financials, Cashflow projections, AR/AP, Tax preperation

Interview

Wefunder interviewed Shon Bury on January 26, 2018.

– COLLAPSE ALL

WF: What does Space Goat Productions do?

BURY: When we opened our doors 12 years ago, we weren't publishing our own content. We had lots of our talent in various creative and production services that we offered to other publishers in comic books, graphic novels, board games, videos games, etc. In 2015, we pivoted into creating our own content and comic book publishing under Space Goat Publishing. Then in 2016, we added tabletop games and games in general to what we created. We started by launching an Evil Dead board game on Kickstarter about five weeks after we got the license.

We immediately followed that up with the official Terminator board game. Now we are creating content more than we're helping other publishers with production and creative services. Our content includes our own intellectual property as well as licensed material.

WF: What have been some of your successful books and games?

BURY: In 2015, we launched the Evil Dead 2 comic book line to critical acclaim. It has gotten a ton of great reviews and has caught fire with hardcore fans. We worked hard to make sure that we stayed true to what hardcore fans think the property is about. Whether it's the Terminator, Evil Dead, or The Howling -- a graphic novel sequel to the original film we just published -- it's important to us that we pick up where the original movie left off. Sometimes literally, but always definitely in spirit. Moving into licensed product was a pretty big thing. Showing that we could be faithful to a particular property, whether it's "Evil Dead," "Terminator," or "The Howling" is paramount for us as hardcore fans of these properties. We strive to make sure that the fans of those properties are getting their itches scratched.

Our next biggest success, beyond being able to make cool comic books that people enjoy, was our Kickstarter campaign in 2016 for the Evil Dead 2 board game. We had a game designer on staff who was already editing the comic books, so we decided to pursue the game license for Evil Dead. We launched that on Kickstarter about five weeks after we got the license. We reused a lot of the comic book art, so it wasn't exactly mission impossible, but it was still a lightning-paced kind of thing. During the campaign, we were the top funded game and maybe the most funded project on all of Kickstarter. The game is the most funded horror game on all of Kickstarter, 9th overall in licensed properties.

With that, we rapidly built out a path for comic book, board game, and coloring book licenses. The Evil Dead coloring book has been one of our best sellers in terms of units compared to almost anything else besides the Evil Dead game itself. We picked up the Terminator license, we picked up The Howling license in graphic novels and board games, and we built out a small imprint of books that are not about superheroes. This Backpack Edition line of digest-sized books is millennial-friendly, female-friendly, and library-friendly. They are fantastic. And they fit in your back pocket.

We wrapped up 2017 with both our Evil Dead and Terminator games nominated as most anticipated in their respective categories. And 2018 is off to a fantastic start with a new book distribution deal with Midpoint Trade Books and French foreign-language deals for our Evil Dead and Howling graphic novels with Wetta Publishing.

We’re poised to get a lot of product distributed in 2018 and beyond all over the world, both physically and digitally.

WF: How do you think strategically about what to go after?

BURY: Metric No. 1 is that it needs to be something that we think is cool and that we think other people will think is cool. From there, we dive into the numbers and look up as many analytics as we can. Bookscan, how active fan clubs are, similar Kickstarter campaigns, etc. We look at Amazon sales and other Kickstarter campaigns that offer a kind of apples to apples comparison. We'll go after as many metrics as humanly possible as a study of the market. Then at a certain point, it becomes a judgment call on whether we can afford it and if we feel passionate about making it.

WF: How do you get a license?

BURY: To get a license, you either find the rights holder or their representative. That could be some guy that wrote a book 30 years ago and just represents himself because he's never been able to find a licenser to represent him, or it could be a licenser that’s basically a kind of broker with a catalog of licenses that they control for properties owners and that licenses them out in various categories. Those categories can be comic books, coloring books, bedspreads, sippy cups, board games, you name it. They have different categories or different contracts that can be licensed out to people like us and other established publishers.

It can be fairly competitive depending on any number of things, especially the general public interest in a property. Netflix's Stranger Things is going to be a heck of a lot more expensive than something like the 1980's film Dreamscape. He-Man's going to be more expensive than ThunderCats. Part of it is based on market demand. Licensers want to have a lot of market demand just like a realtor would. In some instances, they can get a lot for a licensing fee, and in some instances not.

From there you strike a deal. It's typically a standard agreement that has a certain term on it and a royalty cap off. We differentiate ourselves by first finding the license or creating a company-owned property that we are passionate about. Evil Dead was out there for 30 years and no one had ever gotten a license for Evil Dead 2, the movie that everyone likes above all the rest of them. They would go for Army of Darkness because it's a better title or they would want Evil Dead without the 2 on it. We were the only lunatics that specifically said, "No, we want the one that everyone's scared of. We want to play in the world of Evil Dead 2 because that's the hardcore fan's favorite." No one has really done anything specifically with the 1984 film Terminator, and we were thinking we wanted to do something with a 1984 aesthetic and the storyline and narrative world that the film inhabited. Then we built it from there. Instead of going after some of the more popular movies or some of the newer movies, we look for the one that was the start and heart of the whole series.

Evil Dead 2 is not a huge global license, and yet it's the most funded horror game on Kickstarter. Board Game Geek nominated us the most anticipated games of 2018 for both of our games in horror and science fiction. Overall, Evil Dead is the 56th best-funded tabletop game, which is the number one most funded category on all of Kickstarter. They've been tracking tabletop games as their own category since 2012, and it's generated a total of more than $100 million. Between our two board games, we've generated a little over $1 million, so we represent right around 1% of all tabletop games funding on Kickstarter. We did that with two campaigns within seven months of each other -- and we have 2 more games locked and loaded to go live right now.

Evil Dead would not have been the ninth highest licensed board game to date if we had not proven to fans that we were not just some suit and ties using this as a cash grab. Obviously, the brand was underserved for a long time. Fans are super hardcore about it, but had we not worn our hearts on our sleeves on that campaign, it may not have been funded. That's what distinguishes us. We're open about how passionate we are about what we're doing. We pour everything into our games to make our community of fans as happy as we humanly can.

WF: What is your marketing strategy for new games and comics books that makes your products stand out to customers?

BURY: The market is saturated and dense in terms of both content and raw SKUs. That's why we have our own company-created intellectual property that we've created from scratch. We started with licenses so we can lean on the brands that they already came with and show people that we can make cool games on these licensed properties. It helps make a name for our company as well. We're building our company brand by using licensed properties that we believe in. Having a stable of those licensed properties, whether it's Evil Dead and Terminator, or in a few months, The Howling campaign based on the Joe Dante film. That gives the market some awareness of the type of licensed properties that we gravitate towards or that they can expect from us.

A couple of our fans pointed out the obvious when they said, "We're creating a 1980's VHS renaissance with our board games." That encapsulates what we're doing, particularly with the official board game lines we have. We are finding specific licenses that speak to that VHS renaissance line we tapped into just because of our love for Evil Dead. We are looking around at other licenses that are available to us, tapping into that and building on it. It's also having a brand that reinforces our company through the product that we're making. We are coming up with games that are easy for people to play, that they could sit down in 10 to 20 minutes of reading through a rule book of intellectual property that they already know. And it happens to be a game that's built from the theme of the movie. It's not just Monopoly that looks like a Terminator game. It's built on the heart and soul of the film.

It's not our intent to just do these big licensed Kickstarter board games. We want to have a diverse catalog. We have one of these company-owned games ready to publish with a few more in various stages of development.

And it's not just board games either with Space Goat Productions. You get the publishing side of things as well, and Space Goat's plan isn't just tabletop games. We're working to get digital versions of our board games up on a platform that will coincide with retail releases, when contractually possible. This existing platform is a great platform for publishes to effectively port their analog games into their digital sandbox. It's a great platform and a great way to continue monetizing existing content.

We have our own company-owned properties for a game that's actually based off of characters that we created on the comic-book side of things and own the rights to. We're holding off a little bit so that we can get our licensed stuff out in front of people to make people aware before we publish it, but it's ready. Our hope is if people like our Evil Dead game and people like our Terminator game, they backed the campaigns and enjoy the community that we try to maintain, maybe they'll give one of our non-licensed, non-big global brands a shot as well. If you're a Wefunder backer, you would have a small ownership in those games. We have a whole catalog of stuff that we can build out. We can build out a publishing schedule on the board game side of things through 2020 just with the content and contracts we are currently sitting on.

WF: With a successful game, how much are you paying in royalties and how much are you actually earning? ^

BURY: The economics vary based on the demand of the license. Generally speaking, you owe a licenser a minimum guarantee on a license just by signing the contract. Whatever you agree to, whether it's $10,000 or $100,000, you generally owe half of it up front with some type of installment plan after that. You have to pay that within a particular period of the license. That's the minimum guarantee that they get whether you sell anything or not. Then there is a percent on per unit sold that you usually pay on a quarterly basis. That can vary from as low as 3% or 4% per unit to as high as 12%. That would be the wholesale price, not retail. Contracts usually run about three years. Once you pay out the minimum guarantee and have a product to market, you then sell and sell and sell through the book trade, hobby markets, foreign-language sublicenses, digital sales, etc.

WF: How do you measure success of a game or any other project? ^

BURY: You've probably seen enough Kickstarter campaigns to know that they're not asking for enough to pay for everything. We don't take that approach. When we come up with a funding goal, we generally figure out the bare minimum we need to cover all expenses, including the minimum guarantee for the license and a little bit of advertising money. We break it down like you would break down any budget. You tally that all up and keep it as conservative as possible. If we say that we need $70,000 for the game, that's literally what we need to make that game. It would be fiduciarily irresponsible to try to fund a game for less than what we actually need to make it.

That's what we did with Evil Dead. We needed $70,000 to cover what we needed to get 1,000 games made. But we ended up with 6,200 backers. I estimated that we would make $700,000 on the Evil Dead campaign based off of sheer market research and how passionate I knew Evil Dead fans to be. It certainly isn't just alchemy, but when I projected our goal of $700,000, everyone on my leadership team at the time thought I was nuts. We ended up raising $722,000. We analyze the markets by looking at similar campaigns to figure out our funding goal. It was conservative, and we speculated we'd do better than just fund -- but the funding level was based on real numbers. Not as part of a marketing scheme.

WF: Why do you focus so much on Kickstarter? ^

BURY: The reason we're focusing on Kickstarter isn't because it's a hot category on a platform that's doing gangbusters. It speaks to the changes of the traditional distribution system that everyone's experiencing. The passion that hardcore backers have on Kickstarter, particularly in this board game category, isn't going to go away for the foreseeable future. Going direct to consumer on Kickstarter, conventions, and e-commerce is the best way to make sure that Space Goat and our investors get the best bang for their buck. We'd prefer not to treat our campaigns as pre-order campaigns, but that's what backers have come to expect. We launched Evil Dead and Terminator in earlier stages of delivery than we probably should have. That stretched us thin on production and delivery. Now that we know that's not what backers want any longer, our games will be 90% "factory ready" before we launch a campaign.

The hobby community is suffering through all the same retail struggles as other brick and mortar stores. Traditional distribution to our retail partners is a commitment for us, but we also offer them their own unique rewards during our campaigns so they can participate in the direct-to-consumer model of crowdfunding. Giving them something special for believing and investing in our campaign at the pre-retail phase is going to help foster repeat business for our company, whether it's a Kickstarter or direct sales down the road. We're set up with a couple of different distributors. I already mentioned our new dal with Midpoint Trade Books. We also use an old-fashioned broker on the board game side of things. Having those traditional distribution methods at our disposal is an important aspect of everything that we're doing. The game plan in 2018 is really direct to consumer and utilizing modern platforms like Kickstarter and Wefunder to get some of these boardline boutique games into people's hands. You would not be able to make them under the old school traditional distribution system that existed up until recently.

WF: What do the next few years look like for the company? ^

BURY: We want to pick up a few more smart licenses to pad ourselves through 2020. We have Evil Dead and Terminator hitting the retail market this year. The Howling will be a Kickstarter campaign that happens this year and will hit retail in 2019. We want to expand the existing licenses if the numbers make sense. We want to pick up a few more licenses that reinforce the VHS renaissance line that we're doing. And we want to get our first company-owned boutique game launched. That's on the game side of things.

On the publishing side of things, we want to add a few more licenses, continue building our book-trade sales, and secure more and more foreign-language sub-licenses around the planet.

Whether we're talking games or books, both will have robust digital components.

Focusing on just our 2018 goals: We want to maximize the content that we've already created on the licensed publishing side of things. That's why we're so excited about bringing on a new book distributor. We have licenses for more than a dozen graphic novels, and we want to get that into a broader distribution channel to include foreign language rights. That would be for board games and comic books, both licensed and unlicensed. It covers the entire gamut of our catalog. Maximizing those more traditional distribution methods and doing right for all of our products will be our main focus through 2018.

WF: How will you spend the money you raise with this campaign? ^

BURY: Some of it is needed to get the two big games we've already Kickstarted off to backers and retailers. As you can imagine, big and heavy games also come with a big and heavy shipping price tag. Some will go to launching successful Howling board game campaign and an Evil Dead graphic novel campaign. We will also be building out our staff a little bit more. We also have our eyes on a few new licenses that fit will with our VHS renaissance. It won't be big ticket stuff, but it will be affordable licenses that we think could be at least as successful as the Terminator campaign. But the most important use of the funds is to expedite our product through manufacturing much faster so our community of backers are getting their product faster and so we can launch campaigns more regularly.

WF: Who is on your team and why is it the team to make this company a success? ^

BURY: The size of the team is relatively small. It's myself, Michael, who's the lead designer and project manager, and then Steve on the business development side of things. We all wear a few different hats. We have a CFO who's also a bookkeeper, and then we utilize a lot of freelancers and independent contractors to help out with editing and art. The reason we think we can do it is because we all have either created a company that's gone on to be successful or managed a company that's been successful. Space Goat's been around for 12 years. Michael's created two companies. There's iVerse, which is a great digital comic book platform, and Play Grim Games, which focuses on card games and has already managed five or six Kickstarters.

Steve's done business development for both of us. Steve worked for Michael at iVerse in business development, and he's been with Space Goat for about a year. Between the three of us, there's very little we don't know about the challenges that we're dealing with and plan to tackle in the immediate future. There are very few doors that can't be opened with our contact lists. That's why we think we can pull it off. It's not like we're just a startup that's coming out of nowhere looking for proof of concept. We have track records and huge successes. We have the experience to do it. We've provided so much art for so many game companies, whether it was a Cryptozoic or Disney Interactive or Riot Games. Michael created the first platform to put comic books on phones -- and he's an amazing game designer. There's a lot of experience to cover the entire breadth of all of these different interrelated categories that we're moving in, whether it's publishing, digital, or physical. Whether it's games, video, or analog, we have the experience, the vendor supply chain, and the distributors already in place to maximize all that.

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RISKS

1 Kickstarting board games and graphic novels will continue to be a major aspect of our business model to maximize RIO in the burgeoning direct to consumer world. However, Kickstarter is growing increasingly saturated by first-time game makers. This could potentially limit the success of our future campaigns

2 The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the

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OTHER DISCLOSURES

Read the **Form C** filed with the SEC for other important disclosures, like financial statements, Directors, Officers, shareholders with more than 20% of voting rights, use of funds, and more.

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